Exhibit 4.5

THE REGISTERED HOLDER OF THIS PURCHASE OPTION BY ITS ACCEPTANCE HEREOF AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS PURCHASE OPTION EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS PURCHASE OPTION AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE OPTION OR CAUSE IT TO BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT, OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THE PURCHASE OPTION BY ANY PERSON FOR A PERIOD OF ONE HUNDRED EIGHTY DAYS FOLLOWING THE EFFECTIVE DATE (AS DEFINED HEREIN) TO ANYONE OTHER THAN TO (I) CANTOR FITZGERALD & CO.1 (“CANTOR”) OR AN UNDERWRITER OR SELECTED DEALER PARTICIPATING IN THE OFFERING OR (II) AN OFFICER OR PARTNER OF CANTOR OR OF ANY SUCH UNDERWRITER OR SELECTED DEALER AND IN ACCORDANCE WITH FINRA RULE 5110(G)(2).

THIS PURCHASE OPTION IS NOT EXERCISABLE PRIOR TO THE LATER OF THE CONSUMMATION BY E-COMPASS ACQUISITION CORP. (“COMPANY”) OF A MERGER, CAPITAL SHARE EXCHANGE, ASSET ACQUISITION, PLAN OF ARRANGEMENT, RECAPITALIZATION, REORGANIZATION OR OTHER SIMILAR BUSINESS COMBINATION (“BUSINESS COMBINATION”) (AS DESCRIBED MORE FULLY IN THE COMPANY’S REGISTRATION STATEMENT (AS DEFINED HEREIN)) AND [__], 2016. VOID AFTER 5:00 P.M. NEW YORK CITY LOCAL TIME, ON THE EXPIRATION DATE (AS DEFINED HEREIN).

UNIT PURCHASE OPTION

FOR THE PURCHASE OF

_______ UNITS

OF

e-COMPASS acquisition corp.

1.          Purchase Option.

THIS CERTIFIES THAT, in consideration of $100 duly paid by or on behalf of ________ (the “Holder”), as registered owner of this purchase option (this “Purchase Option”), to E-compass Acquisition Corp., the Holder is entitled, at any time or from time to time upon the later of the consummation of a Business Combination or [__], 2016 (the “Commencement Date”), and at or before 5:00 p.m., New York City local time, on the five year anniversary of the effective date (the “Effective Date”) of the Company’s registration statement (the “Registration Statement”) pursuant to which Units (as defined herein) are offered for sale to the public (the “Offering”), but not thereafter (the “Expiration Date”), to subscribe for, purchase and receive, in whole or in part, up to _______ (______) units (the “Units”) of the Company, each Unit consisting of one ordinary share of the Company, par value $0.0001 per share (the “Ordinary Shares”) and one right to receive one-tenth (1/10) of an Ordinary Share (the “Rights”). Each Right is the same as the rights included in the Units being registered for sale to the public by way of the Registration Statement (the “Public Rights”). If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Purchase Option may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period beginning on the date hereof and ending on the Expiration Date, the Company agrees not to take any action that would terminate or otherwise modify this Purchase Option. This Purchase Option is initially exercisable at $10.00 per Unit; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Option, including the exercise price per Unit and the number of Units (and Ordinary Shares and Rights) to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price for the Units or the adjusted exercise price for the Units, depending on the context.

1 [Confirm the exact entity to receive the option prior to closing.]

2.          Exercise.

2.1          Exercise Form. In order to exercise this Purchase Option, the exercise form attached hereto must be duly executed, completed and delivered to the Company, together with this Purchase Option and payment of the Exercise Price for the Units being purchased payable in cash or by certified check or official bank check. Upon conversion of a Unit into its constituent parts, any Rights issuable pursuant to such Unit shall be deemed to have been converted into Ordinary Shares, and such underlying Ordinary Shares shall be issued in lieu of any Rights. If the subscription rights represented hereby shall not be exercised in full at or before 5:00 p.m., New York City local time, on the Expiration Date, this Purchase Option, or the portion thereof which has not been exercised prior to such date, as applicable, shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2          Legend. Each certificate for the securities purchased under this Purchase Option shall bear a legend as follows unless such securities have been registered under the Securities Act of 1933, as amended (the “Act”):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) or applicable state law. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law.”

2.3          Cashless Exercise.

2.3.1          Determination of Amount. In lieu of the payment of the Exercise Price multiplied by the number of Units for which this Purchase Option is exercisable, and in lieu of being entitled to receive Ordinary Shares and Rights, in the manner required by Section 2.1, the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Purchase Option into Units (“Cashless Exercise Right”) as follows: upon exercise of the Cashless Exercise Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of Units (or that number of Ordinary Shares and Rights comprising that number of Units) equal to the quotient obtained by dividing (x) the Value (as defined below) of the portion of this Purchase Option being converted by (y) the Current Market Value (as defined below). As used herein, the “Value” of the portion of this Purchase Option being converted shall equal the remainder derived from subtracting (a) (i) the Exercise Price multiplied by (ii) the number of Units underlying the portion of this Purchase Option being converted from (b) the Current Market Value of a Unit multiplied by the number of Units underlying the portion of this Purchase Option being converted. As used herein, the term “Current Market Value” of a Unit at any date means the product of (i) the Current Market Price (as defined below) of the Ordinary Shares multiplied by (ii) the number of Ordinary Shares underlying one Unit, which shall include the Ordinary Shares issuable upon conversion of the Right included in such Unit. As used herein, the term “Current Market Price” means (i) if the Ordinary Shares are listed on a national securities exchange or quoted on the OTC Bulletin Board (or successor exchange), the average reported closing price of the Ordinary Shares in the principal trading market for the Ordinary Share as reported by the applicable exchange, Nasdaq or FINRA, as the case may be, for the five trading days ending three trading days preceding the date in question; (ii) if the Ordinary Shares are not listed on a national securities exchange or quoted on the OTC Bulletin Board (or successor exchange), but are traded in the residual over-the-counter market, the average reported last sale price for the Ordinary Share for the five trading days ending three trading days preceding the date in question for which such quotations are reported by the OTC Markets Group Inc. or similar publisher of such quotations; and (iii) if the fair market value of the Ordinary Shares cannot be determined pursuant to clause (i) or (ii) above, such price as shall be mutually agreed by the Company and the Holder.

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2.3.2          Mechanics of Cashless Exercise. The Cashless Exercise Right may be exercised by the Holder on any business day on or after the Commencement Date and not later than the Expiration Date by delivering this Purchase Option with the duly executed exercise form attached hereto, with the cashless exercise section completed, to the Company, exercising the Cashless Exercise Right and specifying the total number of Units the Holder will purchase pursuant to such Cashless Exercise Right.

2.4          No Obligation to Net Cash Settle. Notwithstanding anything to the contrary contained in this Purchase Option, in no event will the Company be required to net cash settle the exercise of this Purchase Option or the conversion of the Rights included in the Units underlying this Purchase Option. The Holder will not be entitled to exercise this Purchase Option or convert the Rights included in the Units underlying such Purchase Option unless it exercises such Purchase Option pursuant to the Cashless Exercise Right, a registration statement of the Company is then currently effective, or an exemption from the registration requirements of the Act is available at such time and, if the Holder is not able to exercise this Purchase Option or convert the Rights included in the Units underlying this Purchase Option, this Purchase Option and/or the Rights included in the Units underlying this Purchase Option, as applicable, will expire worthless.

3.          Transfer, Assignment, Pledge, Hypothecation, Hedging, Short Sale, Derivative, Put and Call.

3.1          General Restrictions. The Holder, by its acceptance hereof, agrees that it will not sell, transfer, assign, pledge or hypothecate this Purchase Option (or the Units, Ordinary Shares and Rights underlying this Purchase Option), or cause the Purchase Option (or the Units, Ordinary Shares and Rights underlying this Purchase Option) to be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Purchase Option by any person, for a period of 180 days (pursuant to Rule 5110(g)(1) of the Conduct Rules of FINRA) following the Effective Date to anyone other than (i) Cantor or an underwriter or selected dealer in connection with the Offering, or (ii) an officer or partner of Cantor or of any such underwriter or selected dealer. Upon the expiration of such 180 day period, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with this Purchase Option and shall pay all transfer taxes, if any, payable in connection therewith. The Company shall within five (5) business days thereafter transfer this Purchase Option on the books and records of the Company and shall execute and deliver a new purchase option or purchase options of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Units purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

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3.2          Restrictions Imposed by the Act. The securities evidenced by this Purchase Option shall not be transferred unless and until (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company (the Company hereby agreeing that the opinion of Loeb & Loeb LLP shall be deemed satisfactory evidence of the availability of an exemption), or (ii) a registration statement or a post-effective amendment to the Registration Statement relating to such securities has been filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”) and compliance with applicable state securities law has been established to the reasonable satisfaction of the Company.

4.          New Purchase Option to be Issued.

4.1          Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Option may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Option to the Company for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price (except to the extent that the Holder elects to exercise this Purchase Option by means of a cashless exercise as provided in Section 2.3 above) and/or transfer tax, the Company shall cause to be delivered to the Holder or the assignee(s), as applicable, without charge a new purchase option of like tenor to this Purchase Option in the name of the Holder or such assignee(s), as applicable, evidencing the right of the Holder or such assignee(s), as applicable, to purchase the number of Units purchasable hereunder as to which this Purchase Option has not been exercised or has been assigned, as applicable.

4.2          Lost Certificate. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Option and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new purchase option of like tenor and date. Any such new purchase option executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

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5.          Registration Rights.

5.1          Demand Registration.

5.1.1          Grant of Right. The Company, upon written demand (“Initial Demand Notice”) of the Holder or, if the Holder has transferred, sold or assigned any portion of this Purchase Option, holders of at least 51% of the Units underlying this Purchase Option and/or the underlying securities of such Units (“Majority Holders”), agrees to use its best efforts to register (the “Demand Registration”) under the Act on one (1) occasion all or any portion of the securities underlying this Purchase Option, including the Units, Ordinary Shares, the Rights and the Ordinary Shares issuable upon conversion of the Rights, and any securities issued or issuable in lieu of the foregoing (collectively, the “Registrable Securities”) as requested by the Majority Holders in the Initial Demand Notice. On such occasion, the Company will use its best efforts to file a registration statement or a post-effective amendment to the Registration Statement covering the Registrable Securities within sixty (60) days after receipt of the Initial Demand Notice and use its best efforts to have such registration statement or post-effective amendment declared effective as soon as possible thereafter. The Demand Registration may be made by the Majority Holders at any time during the five (5) year period beginning on the Effective Date. The Initial Demand Notice shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. To the extent the Holder has assigned, transferred or sold any portion of this Purchase Option, the Company will notify all other holders of the Registrable Securities of the demand within ten (10) days from the date of the receipt of any such Initial Demand Notice. Each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 5.1.4. The Company shall not be obligated to effect more than one (1) Demand Registration under this Section 5.1 in respect of all Registrable Securities.

5.1.2          Effective Registration. A registration will not count as a Demand Registration until the registration statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto.

5.1.3          Underwritten Offering. If the Majority Holders so elect and such holders so advise the Company as part of the Initial Demand Notice, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Majority Holders.

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5.1.4          Reduction of Offering. If the managing underwriter or underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Ordinary Shares or other securities which the Company desires to sell and the Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such person has requested be included in such registration, regardless of the number of shares held by each such person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other securities registrable pursuant to the terms of the Registration Rights Agreement between the Company and the initial investors in the Company, dated as of [__], 2015 (the “Registration Rights Agreement” and such registrable securities, the “Investor Securities”) as to which “piggy-back” registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii), and (iii), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

5.1.5          Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the underwriter or underwriters of their request to withdraw prior to the effectiveness of the registration statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then the Company does not have to continue its obligations under Section 5.1 with respect to such proposed offering and such proposed offering will not count as a Demand Registration.

5.1.6          Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of any legal counsel selected by the Demanding Holders to represent them in connection with the sale of the Registrable Securities, but the Demanding Holders shall pay any and all underwriting commissions. The Company agrees to use its reasonable best efforts to qualify or register the Registrable Securities in such states as are reasonably requested by the Majority Holders; provided, however, that in no event shall the Company be required to register the Registrable Securities in a state in which such registration would cause (i) the Company to be obligated to qualify to do business in such state, or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (ii) the principal shareholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall use its best efforts to cause any registration statement or post-effective amendment filed pursuant to the demand rights granted under Section 5.1.1 to remain effective for a period of nine (9) consecutive months from the effective date of such registration statement or post-effective amendment.

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5.2          Piggy-Back Registration.

5.2.1          Piggy-Back Rights. If at any time during the seven (7) year period commencing on the Effective Date the Company proposes to file a registration statement under the Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 5.1), other than a registration statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggy-Back Registration.

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5.2.2          Reduction of Offering. If the managing underwriter or underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of Ordinary Shares which the Company desires to sell, taken together with Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 5.2, and the Ordinary Shares, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a)          If the registration is undertaken for the Company’s account: (A) first, the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Ordinary Shares or other securities, if any, comprised of Registrable Securities and Investor Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

(b)          If the registration is a “demand” registration undertaken at the demand of holders of Investor Securities, (A) first, the Ordinary Shares or other securities for the account of the demanding persons, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares; and

(c)          If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities or of Investor Securities, (A) first, the Ordinary Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities comprised of Registrable Securities and Investor Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof and of the Registration Rights Agreement, as applicable, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

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5.2.3          Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the registration statement in connection with such Piggy-Back Registration. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a registration statement in connection with such Piggy-Back Registration at any time prior to the effectiveness of such registration statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 5.2.4.

5.2.4          Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of any legal counsel selected by the holders of Registrable Securities to represent them in connection with the sale of the Registrable Securities but such holders shall pay any and all underwriting commissions related to their Registrable Securities. In the event of such a proposed registration, the Company shall furnish the then holders of outstanding Registrable Securities with not less than fifteen (15) days written notice prior to the proposed date of filing of such registration statement. Such notice to the holders of Registrable Securities shall continue to be given for each applicable registration statement filed (during the period in which this Purchase Option is exercisable) by the Company until such time as all of the Registrable Securities have been registered and sold by such holder. The holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice, within ten (10) days of the receipt of the Company’s notice of its intention to file a registration statement. The Company shall use its best efforts to cause any registration statement filed pursuant to the above “piggyback” rights to remain effective for at least nine (9) months from the date that the holders of the Registrable Securities are first given the opportunity to sell all of such securities.

5.3          General Terms.

5.3.1          Indemnification. The Company shall, to the fullest extent permitted by applicable law, indemnify the Holder, each other holder of the Registrable Securities to be sold pursuant to any registration statement hereunder, their affiliates, each director, officer, employee, agent, partner and member of the Holder and each such other holder of Registrable Securities and their respective affiliates, and each person, if any, who controls the Holder and each such other holders of Registrable Securities within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against any and all losses, claims, damages, expenses and/or liabilities (including, without limitation, all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim whatsoever whether arising out of any action between the underwriter and the Company or between the underwriter and any third party or otherwise, regardless of whether such indemnified person is a party thereto) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from any registration statement of the Company but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the underwriters contained in Section 5 of the Underwriting Agreement among the Company, Cantor and the other underwriters named therein (if any) dated the Effective Date. The holders of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against any and all losses, claims, damages, expenses or liabilities (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, solely to the extent arising from information furnished by or on behalf of such holders in writing for specific inclusion in a registration statement in connection with any Demand Registration or Piggy-Back Registration to the same extent and with the same effect as the provisions contained in Section 5 of the Underwriting Agreement pursuant to which the underwriters have agreed to indemnify the Company.

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5.3.2          Exercise of Purchase Option. Nothing contained in this Purchase Option shall be construed as requiring the Holder to exercise this Purchase Option or convert the Rights included in the Units underlying this Purchase Option prior to or after the initial filing of any registration statement or the effectiveness thereof.

5.3.3          Documents Delivered to Holders. The Company shall furnish to each holder of Registrable Securities participating in any of the foregoing offerings, a signed counterpart, addressed to the participating holders of Registrable Securities, of (i) an opinion of counsel to the Company, dated the effective date of the applicable registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under any underwriting agreement related thereto), and (ii) a “cold comfort” letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company’s financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities. The Company shall also deliver promptly to each holder of Registrable Securities participating in the offering, the correspondence and memoranda described below and copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to such registration statement and permit each holder of Registrable Securities, to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from such registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of FINRA. Such investigation shall include access to books, records and properties of the Company and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as each holder of Registrable Securities, shall reasonably request. The Company shall not be required to disclose any confidential information or other records to the holders of the holders of Registrable Securities, or to any other person, until and unless such persons shall have entered into reasonable confidentiality agreements (in form and substance reasonably satisfactory to the Company), with the Company with respect thereto.

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5.3.4          Underwriting Agreement. The Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by any holders whose Registrable Securities are being registered pursuant to this Section 5, which managing underwriter shall be reasonably acceptable to the Company. Such agreement shall be reasonably satisfactory in form and substance to the Company, each holder of Registrable Securities and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The holders of Registrable Securities shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such holders. Such holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such holders and their intended methods of distribution. Such holders, however, shall agree to such covenants and indemnification and contribution obligations for selling shareholders as are customarily contained in agreements of that type used by the managing underwriter. Further, such holders shall execute appropriate custody agreements and otherwise reasonably cooperate in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to this Section 5. Each such holder shall also furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

5.3.5          Supplemental Prospectus. Each holder of Registrable Securities agrees, that upon receipt of any notice from the Company of the happening of any event as a result of which the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such holder will immediately discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder’s receipt of the copies of a supplemental or amended prospectus, and, if so desired by the Company, such holder shall, at its option, either deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of such destruction) all copies, other than permanent file copies then in such holder’s possession or as otherwise required by applicable law or such holder’s document retention policies, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

6.          Adjustments.

6.1          Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Units underlying this Purchase Option shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1          Stock Dividends - Split-Ups. If after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares or by a split-up of Ordinary Shares or other similar event, then, on the effective date thereof, the number of Ordinary Shares underlying each of the Units purchasable hereunder shall be increased in proportion to such increase in outstanding shares. In such case, the number of Ordinary Shares issuable upon conversion of the Rights underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Rights.

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6.1.2          Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.3, the number of outstanding Ordinary Shares is decreased by a consolidation, combination or reclassification of Ordinary Shares or other similar event, then, on the effective date thereof, the number of Ordinary Shares underlying each of the Units purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares. In such case, the number of Ordinary Shares issuable upon conversion of the Rights underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Rights.

6.1.3          Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares other than a change covered by Section 6.1.1 or 6.1.2 hereof or that solely affects the par value of such Ordinary Shares, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of all of the outstanding securities of the Company or of all or substantially all of the property, business or assets of the Company, the Holder shall have the right thereafter (until the expiration of the right of exercise of this Purchase Option) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or any such sale or transfer, by a holder of the number of Ordinary Shares of the Company obtainable upon exercise of this Purchase Option and conversion of the underlying Rights included in the Units underlying this Purchase Option immediately prior to such event; and if any reclassification also results in a change in Ordinary Shares covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2 and this Section 6.1.3. The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

6.1.4          Changes in Form of Purchase Option. This form of Purchase Option need not be changed because of any change pursuant to this Section 6, and purchase options issued after such change may state the same Exercise Price and the same number of Units as are stated in this Purchase Option. The acceptance by the Holder of the issuance of a new purchase option reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.2          Substitute Purchase Option. In case of any consolidation of the Company with, or merger of the Company with or into another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Ordinary Shares), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental purchase option providing that the Holder shall have the right thereafter (until the stated expiration of such purchase option) to receive, upon exercise of such purchase option, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of Ordinary Shares of the Company for which such purchase option might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental purchase option shall provide for adjustments which shall be identical to the adjustments provided in this Section 6. The above provision of this Section 6 shall similarly apply to successive consolidations or mergers.

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6.3          Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Ordinary Shares or Rights upon the exercise of this Purchase Option, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction down to the nearest whole number Ordinary Shares or other securities, properties or rights.

7.          Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of issuance upon exercise of this Purchase Option and conversion of the Rights included in the Units underlying this Purchase Option, such number of Ordinary Shares or other securities, properties or rights as shall be issuable upon the exercise or conversion thereof. The Company covenants and agrees that, upon exercise of this Purchase Option and payment of the Exercise Price therefor, all Ordinary Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder. The Company further covenants and agrees that upon conversion of the Rights included in the Units underlying this Purchase Option, all Ordinary Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder. As long as this Purchase Option shall be outstanding, the Company shall use its best efforts to cause all (i) Units and Ordinary Shares issuable upon exercise of this Purchase Option, (ii) Rights issuable upon exercise of this Purchase Option and (iii) Ordinary Shares issuable upon conversion of the Rights included in the Units issuable upon exercise of this Purchase Option to be listed (subject to official notice of issuance) on all securities exchanges (or, if applicable on the OTC Bulletin Board or any successor trading market) on which the Units, the Ordinary Shares or the Public Rights issued to the public in connection herewith may then be listed and/or quoted.

8.          Certain Notice Requirements.

8.1          Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holder the right to vote or consent as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company with respect to the Ordinary Shares included in the Units underlying this Purchase Option or the Ordinary Shares issuable upon conversion of the Rights included in the Units underlying this Purchase Option prior to the exercise of all or any part of this Purchase Option and then only with respect to the Ordinary Shares included in the portion so issued. If, however, at any time prior to the expiration of this Purchase Option and its exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to the Holder a copy of each notice given to the other shareholders of the Company at the same time and in the same manner that such notice is given to the shareholders.

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8.2          Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon each of the following events: (i) if the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, (ii) the Company shall offer to all the holders of its Ordinary Shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of its outstanding securities or all or substantially all of its property, assets or business shall be proposed.

8.3          Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holder of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s President and Chief Financial Officer.

8.4          Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Option shall be in writing and shall be deemed to have been duly made when hand delivered, mailed by express mail or private courier service, or by electronic mail: (i) if to the Holder, to the address of the Holder as shown on the books of the Company, or (ii) if to the Company, to either of the following address or to such other address as the Company may designate by notice to the Holder:

E-compass Acquisition Corp.

6F/Tower, 2 West Prosper Centre

No.5, Guanghua Road

Chaoyang District

Beijing, 100020, P.R. China

Attn: Chief Executive Officer

Facsimile:

or

E-compass Acquisition Corp.

c/o Graubard Miller

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attn: David Alan Miller, Esq.

Facsimile: 212-818-8881

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9.          Miscellaneous.

9.1          Amendments. The Company and Cantor may from time to time supplement or amend this Purchase Option without the approval of the Holder in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Cantor may deem necessary or desirable and that the Company and Cantor deem shall not adversely affect the interest of the Holder. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2          Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Option.

9.3          Entire Agreement. This Purchase Option (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Option) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4          Binding Effect. This Purchase Option shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, other than Cantor, no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Option or any provisions herein contained.

9.5          Governing Law; Submission to Jurisdiction. This Purchase Option shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the conflict of laws principles thereof. The Company hereby agrees that any action, proceeding or claim arising out of, or relating in any way to this Purchase Option shall be resolved in the state or federal courts located in New York County in the State of New York. The Company hereby appoints, without power of revocation, Graubard Miller, as agent to accept and acknowledge on its behalf service of any and all process which may be served in any action, proceeding or counterclaim in any way relating to or arising out of this Purchase Option.

9.6          Waiver, Etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Option shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Option or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Option. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Option shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non- fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach or non-compliance.

9.7          Execution in Counterparts. This Purchase Option may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered (by facsimile transmission, by electronic mail in in “portable document format” (“.pdf”) form, or by any other, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means ) to each of the other parties hereto.

9.8          Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Purchase Option, Holder agrees that, at any time prior to the complete exercise of this Purchase Option by Holder, if the Company and Cantor enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding purchase options will be exchanged for securities or cash or a combination of both, then Holder shall agree to such exchange and become a party to the Exchange Agreement.

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IN WITNESS WHEREOF, the Company has caused this Purchase Option to be signed by its duly authorized officer as of the ____ day of ___________, 2015.

E-COMPASS ACQUISITION CORP.

By:
Name:
Title:

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Form to be used to exercise Purchase Option:

E-compass Acquisition Corp.

6F/Tower, 2 West Prosper Centre

No.5, Guanghua Road

Chaoyang District

Beijing, 100020, P.R. China

Facsimile:

Attn.: Chairman of the Board

Date:_________________, 20___

The undersigned hereby elects irrevocably to exercise all or a portion of the within Purchase Option and to purchase ____ Units of E-compass Acquisition Corp. and hereby makes payment of $____________ (at the rate of $_________ per Unit) in payment of the Exercise Price pursuant thereto. Please issue the securities as to which this Purchase Option is exercised in accordance with the instructions given below.

or

The undersigned hereby elects irrevocably to convert its right to purchase _________ Units purchasable under the within Purchase Option by surrender of the unexercised portion of the attached Purchase Option (with a “Value” based of $_______ based on a “Market Price” of $_______). Please issue the securities comprising the Units as to which this Purchase Option is exercised in accordance with the instructions given below.

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the purchase option in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

 THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

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INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name

(Print in Block Letters)

Address

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Form to be used to assign Purchase Option:

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Purchase Option):

FOR VALUE RECEIVED,______________________________________________ does hereby sell, assign and transfer unto___________________________________________ the right to purchase __________ Units of E-compass Acquisition Corp. (“Company”) evidenced by the within Purchase Option and does hereby authorize the Company to transfer such right on the books and records of the Company.

Dated: ___________________, 20__

Signature

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the purchase option in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

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